Exhibit 3.1

CERTIFICATE OF TRUST

OF

OVERLAND ADVANTAGE

This Certificate of Trust of Overland Advantage (the “Trust”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, § 3801 et seq.) (the “Act”) and sets forth the following:

1. The name of the statutory trust formed by this Certificate of Trust is “Overland Advantage”.

2. The name and the address of the Registered Agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company or a regulated business development company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By: /s/ William Neuenfeldt
Name: William Neuenfeldt, not in his individual capacity but solely as trustee